                                                                   EXHIBIT 12.1

              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                         FISCAL YEAR  FISCAL YEAR  FISCAL YEAR   NINE MONTH    FISCAL YEAR  THREE MONTHS
                            ENDED        ENDED        ENDED     PERIOD ENDED      ENDED        ENDED
                         DECEMBER 27, DECEMBER 26, DECEMBER 25, SEPTEMBER 30, SEPTEMBER 28, DECEMBER 28,
                             1992         1993         1994         1995          1996          1996
                         ------------ ------------ ------------ ------------- ------------- ------------
Income (loss) before
 income taxes and
 minority interest......    3,938         6,605       2,341         1,983        14,465        (3,116)
Fixed charges(1)........    4,286         4,029       6,037         6,414         4,826         1,156
                            -----        ------       -----         -----        ------        ------
  Total earnings and
   fixed charges........    8,224        10,634       8,378         8,397        19,291        (1,960)
Fixed charges(1)........    4,286         4,029       6,037         6,414         4,826         1,156
Ratio of earnings to
 fixed charges(2).......     1.92          2.64        1.39          1.31          4.00            --
                            =====        ======       =====         =====        ======        ======

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(1) Fixed charges consist of interest expense incurred and the portion of rental expense under operating leases deemed by the Company to be representative of the interest factor.
(2) Earnings were inadequate to cover fixed charges by $0.8 million in the three months ended December 28, 1996.